Exhibit 10.16
Central Pacific Financial Corp.
2023 Stock Compensation Plan
Key Employee Restricted Stock Unit Grant Agreement

This Restricted Stock Unit Grant Agreement (“Agreement”) is effective as of the “Date of Grant” stated in the accompanying Notice of Restricted Stock Unit Grant (“Notice”), between Central Pacific Financial Corp., a Hawaii corporation, (“Company”) with its registered office at 220 South King Street, Honolulu, Hawaii 96813 and the Participant stated in the Notice (the “Participant”), who is an employee of the Company or one of its Subsidiaries.
1.Grant of Restricted Stock Units.
(a)    Amount. The Company hereby grants to the Participant the number of restricted stock units stated in the Notice (“Restricted Stock Units”), where each Restricted Stock Unit represents an unfunded and unsecured right to receive one share of common stock of the Company (a “Share”). This grant is subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Central Pacific Financial Corp. 2023 Stock Compensation Plan (the “Plan”). Capitalized terms not otherwise defined in this Agreement shall have meanings ascribed to such terms in the Plan.
(b)    Vesting. The Restricted Stock Units shall vest and become nonforfeitable on the earlier of (a) the “Vesting Dates” set forth in the “Vesting Schedule” provided in the Notice or (b) as provided under Section 4 or Section 5 below.
(c)    Settlement. The portion of the Restricted Stock Units that vest on a particular Vesting Date shall be settled by the Company delivering one Share to the Participant for each Restricted Stock Unit then vested, within thirty (30) days following such Vesting Date. Any portion of the Restricted Stock Units that vest pursuant to Section 4 or Section 5 below shall be settled at the time(s) set forth in Section 4 or Section 5, respectively.
2.Restrictions Prior to Vesting and Issuance of Shares.
(a)    Service Restriction. The Restricted Stock Units shall be canceled without issuance of any Shares upon the Participant’s termination of Service with the Company and its Subsidiaries for any reason prior to their respective “Vesting Dates” stated in the Notice, except as set forth in Section 4 or Section 5 below. In the event the Participant’s status changes among the positions of Employee, Director and Independent Contractor, any such change in status shall not constitute a “termination of Service” for purposes of earning, vesting, forfeiture or otherwise.
(b)    Transfer Restriction. None of the Restricted Stock Units may be sold, assigned, pledged, or otherwise transferred, voluntarily or involuntarily, by the Participant.
(c)    Lapse of Restrictions. The restrictions set forth in Sections 2.a. and 2.b. above shall lapse and shall not longer apply to Shares issued pursuant to the Restricted Stock Units following their respective Vesting Dates.
3.Issuance of Shares; Registration; Withholding Taxes. The Company’s issuance and delivery of the Shares underlying the Restricted Stock Units is conditioned upon: (a) the completion of registration or other qualification of such shares or transaction under any state or federal law, rule, or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules, and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the satisfaction of any amount necessary to satisfy any federal, state, or other governmental tax withholding requirements relating to the issuance of the Shares. The Participant shall comply with any and all legal requirements relating to the Participant’s resale or other disposition of any Shares acquired under this Agreement. The Company shall have the right to withhold with respect to the payment of any Share any taxes required to be withheld because of such payment, including the withholding of Shares otherwise payable due to the lapse of the restrictions. The Participant shall comply
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with any and all legal requirements relating to the Participant’s resale or other disposition of any Shares acquired under this Agreement. With respect to the settlement of any Restricted Stock Units, the Company shall withhold any amount of taxes required to be withheld because of such settlement or any allowable amount of taxes elected to be withheld by the Participant not to exceed the maximum statutory federal, state or local tax rates that could apply. The Participant shall make arrangements satisfactory to the Company for the satisfaction of withholding obligations. With the consent of the Company, withholding arrangements may include the following: (a) payment of cash by the Participant; (b) withholding of Shares that would be issued when the Restricted Stock Units are settled; and (c) payment from the proceeds of the sale of the Shares through a Company-approved broker. Unless another arrangement applies, withholding obligations for the settlement of the Restricted Stock Units shall be satisfied by having the Company withhold Shares that otherwise would be issued to the Participant. The Shares shall be valued at their "Fair Market Value" on the date the Shares are to be issued, where for this purpose, the term "Fair Market Value" shall mean the NYSE closing price on the most recent NYSE trading date preceding the issuance date. Notwithstanding that settlement with respect to the Restricted Stock Units shall be made in the form of Shares, any applicable withholding of taxes shall be paid and remitted to the appropriate governmental authorities in the form of cash.
4.Change in Control. In the event that upon a Change in Control (as defined in the Plan) or within eighteen (18) months following a Change of Control, the Company or its successor causes to occur an involuntary termination of the Participant’s Service without Cause (as defined in the Plan) or the Participant resigns from Service with the Company with Good Reason (as defined in this Section 4), any unvested Restricted Stock Units awarded under this Agreement shall become immediately vested in full and settled by the Company delivering to the Participant one Share for each Restricted Stock Unit then vesting, within thirty (30) days following such Service termination date.

"Good Reason" shall mean the occurrence of any of the following: (i) a material breach of this Agreement by the Company; (ii) a material reduction in Participant’s base compensation, (iii) a material reduction in Participant's duties and/or responsibilities, or the assignment to Participant of substantial duties inconsistent with Participant's position; or (iv) a requirement by the Company, without Participant's consent, that Participant relocate to a location that is greater than thirty-five (35) miles farther from Participant's place of residence than the prior location; provided that, in any such case, Participant provides written notice to the Company of the event giving rise to such Good Reason within ninety (90) days after the occurrence of such event, and such Good Reason event remains uncured thirty (30) days after Participant has provided such written notice; and provided further that Participant’s resignation for “Good Reason” occurs no later than sixty (60) days following the expiration of such cure period.

5.Retirement, Death or Disability.

(a)Retirement. In the event of the Participant’s Retirement, any unvested Restricted Stock Units awarded under this Agreement shall become immediately vested in full upon the date of such Retirement. Notwithstanding any such vesting of Restricted Stock Units prior to a Vesting Date set forth in the Vesting Schedule provided in the Notice, such Restricted Stock Units shall be subject to cancellation and forfeiture (without the issuance of any Shares) if the Participant commences employment with or provides other significant services to a bank or other financial institution with operations in the State of Hawaii prior to the earlier of such Vesting Date or the date of a Change in Control. Any Restricted Stock Units that vest upon Retirement and are not cancelled and forfeited pursuant to the prior sentence shall be settled by the Company delivering one Share to the Participant for each such Restricted Stock Unit within thirty (30) days following its applicable Vesting Date set forth in the Vesting Schedule provided in the Notice, or, if earlier, within thirty (30) days following the later of the date of a Change in Control or the date of Participant’s Retirement occurring within eighteen (18) months following a Change of Control. For purposes of this Agreement, “Retirement” shall mean termination of the Participant’s Service as an Employee without Cause, at or after age 65 with 5 or more years of Service as an Employee, and occurring at least six (6) months after the Date of Grant; provided, however, that if such termination of Service is initiated by the Participant, the Participant shall have given the Company notice of termination of Service as an Employee not less than three (3) months prior to the effective date of such termination of Service.
(b)Death or Disability. In the event the Participant’s Service as an Employee terminates as a result of the Participant’s death or Disability, any unvested Restricted Stock Units awarded under this Agreement shall become immediately vested in full upon the date of such termination of Service. Any Restricted Stock Units that
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vest upon termination of Service as an Employee as a result of the Participant’s death or Disability shall be settled by the Company delivering one Share to the Participant (in the event of the Participant’s death to the Participant’s estate or legal representative) for each such Restricted Stock Unit as soon as administratively feasible following such termination of Service, but in no event more than ninety (90) days after such termination of Service, the exact date of delivery within such time frame to be determined by the Company in its sole discretion. For purposes of this Agreement, “Disability” means a medically determinable physical or mental impairment (i) that (A) can be expected to result in the Participant’s death or (B) can be expected to last for a continuous period of not less than 12 months and (ii) that (A) renders the Participant unable to engage in any substantial gainful activity or (B) results in the Participant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by the Company or any of its Subsidiaries for the benefit of Employees. The determination as to whether or not the Participant meets the above conditions for Disability will be made by the Committee in its sole discretion.
6.Nonassignability. The Restricted Stock Units may not be sold, assigned, pledged, or transferred by the Participant. Further, the Restricted Stock Units are not subject to attachment, execution, or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units, or the levy of any attachment, execution, or other similar process of the Restricted Stock Units, the Committee may terminate the Restricted Stock Units by notice to the Participant.

7.Share Adjustments. The number of Restricted Stock Units shall be adjusted proportionately for any increase or decrease in the number of issued shares of common stock of the Company by reason of a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, or other like change in the capital structure of the Company. The adjustment required shall be made by the Compensation Committee of the Board of Directors (the “Committee”), whose determination shall be conclusive.
8.Shareholder Rights. Neither the Participant nor any other person shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to the Restricted Stock Units and, accordingly, the Restricted Stock Units carry neither voting rights nor rights to actual or accrued cash dividends. The Restricted Stock Units are mere bookkeeping entries that represent the Company’s unfunded and unsecured obligation to issue Shares on a future date following satisfaction of the applicable service condition. The Participant shall have no rights other than the rights of a general creditor of the Company.
9.Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and acknowledges that the Participant shall be bound by its terms, regardless of whether such terms have been set forth in this Agreement. If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the Participant shall be bound by the terms of the Plan.
10.Amendment. This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder, or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan. However, unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of the Participant under this Agreement shall be effective only with the consent of the Participant.
Notwithstanding the foregoing, the Company reserves the right to make any changes and amendments to this Agreement or to withhold or recover the grants and/or compensation hereunder (on either a retroactive or prospective basis and whether or not earned/accrued or yet to be earned/accrued) as necessary or required to comply with all applicable laws, regulations and restrictions.
11.No Advice, Warranties, or Representations. The Company is not providing the Participant with advice, warranties, or representations regarding any of the legal or tax effects to the Participant with respect to the Restricted Stock Units or the settlement of Shares. The Participant is encouraged to seek legal and tax advice from the Participant’s own legal and tax advisers.
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12.Continued Service. Neither the Plan nor the grant of Restricted Stock Units confers upon the Participant the right to continue as an employee of the Company or any of its Subsidiaries or in any other Service. Subject to other applicable agreements with the Participant, the Company or a Subsidiary may discharge the Participant from employment or other Service at any time.
13.Code Section 409A. This grant of Restricted Stock Units is intended to be exempt from Section 409A of the Code, and this Agreement is intended to, and shall be interpreted, administered and construed consistent therewith. The Committee shall have full authority to give effect to the intent of this Section 13. In this regard, each “payment” under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code. If and to the extent that any payment is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable hereunder to the Participant by reason of termination of Service, then (a) such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined by the Company), such payment shall be made or provided on the first day of the seventh month after the date of the Participant’s separation from service (or the Participant’s earlier death).
14.Miscellaneous. This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed in Hawaii. This Agreement shall bind and benefit the Participant, the heirs, distributees, and personal representative of the Participant, and the Company and its successors and assigns.
BY ACCEPTING THIS AGREEMENT AND THE GRANT OF RESTRICTED STOCK UNITS PURSUANT TO THIS AGREEMENT, THE PARTICIPANT AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.

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